Exhibit 99.2

September 7, 2005

MIRANT PLAN TERM SHEET

On March 25, 2005, the Debtors filed their First Amended Plan of Reorganization (the “March 25 Plan”) and their proposed disclosure statement with respect thereto (the “March 25 Disclosure Statement”) (1). Thereafter, the Bankruptcy Court conducted a lengthy hearing regarding the value of the Debtors’ business enterprise. On June 30, the Bankruptcy Court issued a letter directing the Debtors and the Blackstone Group to make certain modifications to their business plan projections and valuation methodology (as amended by the Court’s subsequent letter dated July 26, the “Valuation Ruling”).

As directed by the Bankruptcy Court, the Debtors and the Blackstone Group are now in the process of implementing the Valuation Ruling under the supervision of a committee comprised of Curt Morgan, Tim Coleman and William Snyder (the “Valuation Implementation Committee”). In light of the amount of time the Valuation Implementation Committee anticipates it will take to perform the work directed by the Bankruptcy Court, the uncertainty regarding the ultimate result, the potential for additional protracted litigation related to the March 25 Plan, the Valuation Ruling and the implementation thereof, the prospect of additional, material costs to the Debtors’ estates and their stakeholders from additional litigation and delay, and the potential harm to the Debtors’ business from all of the above, the Debtors have engaged the Official Committee of Unsecured Creditors of Mirant Corporation (the “Corp Committee”), the Official Committee of Equity Security Holders of Mirant Corporation (the “Equity Committee”), the Official Committee of Unsecured Creditors of Mirant Americas Generation LLC (the “MAG Committee,” and collectively with the Corp Committee and the Equity Committee, the “Committees”), and Phoenix Partners LP, Phoenix Partners II LP, Phoenix Fund III LP and Phaeton International (BVI) Ltd. (collectively, “Phoenix”) in discussions regarding potential modifications to the March 25 Plan and various related matters.

By signing in the space provided below, you agree to support (without admitting or acknowledging the validity or merits of the position of any party or any conclusion or inference that could be derived therefrom) on the terms set forth herein, the March 25 Disclosure Statement and the March 25 Plan, as each is to be amended as described herein (the “Amended Disclosure Statement” and the “Amended Plan,” respectively), subject to reaching agreement on definitive language therein. Recognizing the benefit to the Debtors’ estates of moving expeditiously toward confirmation of the Amended Plan, we have made a mutual commitment to work together in good faith to reach agreement on definitive language as quickly as possible, and in any event, by September 12, 2005.

Based on (and subject to) the foregoing, the parties agree as follows:

(1)           Terms of MAI Series A and Series B Preferred Shares. The amount and overall structure of these instruments (and the corresponding Put Agreements) would be as currently set

(1)           Except as otherwise set forth herein, capitalized terms shall have the definition ascribed thereto in the First Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation, et al., dated March 25, 2005.

forth on Exhibit “B” hereto.  The covenants in both series would include the provisions set forth on Exhibit “C” hereto.

(2)           Elimination of MET Preferred Shares. In lieu of issuing the MET Preferred Shares to New Mirant, in connection with the transfer of the business of the Trading Debtors to MET, New Mirant will receive (a) $250 million of Cash, and (b) the following accounts receivable (MAEM-Enron; MAEM-City of Vernon; Mirant Oregon-Coyote Springs; and Metromedia Energy).

(3)           Jurisdiction of Incorporation of New Mirant. The Debtors will reconsider the benefits and detriments of the “foreign restructuring” and its various component steps in light of current circumstances, taking into account the range of estimates of the value of the New Mirant Common Stock that are utilized in formulating the Amended Plan.  The Debtors will share the results of this analysis with the Committees and will consult with the Committees regarding the continued efficacy of the foreign restructuring.  If the decision is made to proceed with the foreign restructuring, New Mirant will be organized under the laws of the Cayman Islands.

(4)           NOL Treatment. The Debtors will use their best efforts to determine as soon as possible whether a Section 382(1)(5) NOL election is likely to be beneficial under current circumstances, taking into account the range of estimates of the value of the New Mirant Common Stock that are utilized in formulating the Amended Plan.  If there is a realistic possibility that a Section 382(1)(5) election will be beneficial, restrictions on trading the New Mirant Common Stock will be imposed as set forth in Exhibit “D” hereto, subject to technical changes made with the consent of the Committees.

(5)           Terms of Exit Financing (including the proposed capital markets issuances).  The Debtors will pursue the financing transactions as contemplated in the current version of the Commitment Letter, the Engagement Letter and the Fee Letter, each dated as of May 12, 2005 (as each is amended and supplemented) (the “Exit Commitment”), and the Amended Disclosure Statement will be amended accordingly. The Debtors intend to pursue the capital markets option (as described in the Exit Commitment and the March 25 Disclosure Statement) to fund the distribution of Cash to the holders of Allowed Consolidated MAG Debtor Class 6 — Unsecured Claims in lieu of New MAG Holdco Notes as contemplated by Section 5.2(f)(i) of the Plan.

(6)           Governance Issues. Governance and related issues will be dealt with as follows:

(a)           Upon the entry by the Bankruptcy Court of an order approving the Amended Disclosure Statement, (i) Edward Muller shall be elected to the Board of Directors of Mirant and named Chairman, and (ii) Mirant shall file a motion (the “CEO Motion”) for authority to enter into a definitive employment agreement with Edward Muller (which has been reviewed by the Corp Committee and the Equity Committee) (the “Employment Agreement”);

(b)           upon the occurrence of the Effective Date, the Board of New Mirant shall be comprised of six members selected by the Joint Selection Committee, Muller (chairman), Pete Correll and one additional individual to be selected by the Equity Committee, with the participation of one member of the Nominating and Governance Committee of Mirant’s Board of Directors, Edward Muller, and pursuant to a search to be conducted by a national executive search firm of the Equity Committee’s choosing (such director to be independent under NYSE guidelines and not to be a member of the Equity Committee or an affiliate, insider or relative of one); and

(c)           the Corp Committee’s action regarding the Tier I KERP settlement will be suspended indefinitely; upon the appointment of Muller as Chairman of the Board, the action will be dismissed with prejudice; and upon (i) the confirmation of the Amended Plan, or (ii) the entry by the Bankruptcy Court of an order granting the CEO Motion, whichever occurs first, Marce Fuller shall be severed and paid her agreed-upon severance benefit.

(7)           Certain Employee Benefit Plans. Pursuant to the Amended Plan, the following non-qualified benefit programs for non-active employees (under which aggregate claims of approximately $5.2 million have been asserted) shall be reinstated: (a) The Mirant Services Supplemental Benefit Plan; (b) The Mirant Services Supplemental Executive Retirement Plan; and (c) The Deferred Compensation Plan for Directors and Select Employees. In addition, prepetition retention agreements with 26 current employees will be assumed resulting in administrative and prospective obligations of about $1.3 million.

(8)           Settlement of Certain Subordination Rights.   Pursuant to Section 17.3 of the March 25 Plan, the Confirmation Order shall provide that:

(a)           The right of the holders of  “Senior Debt” (as defined in the applicable indenture) to enforce contractual subordination provisions against all holders of Mirant’s 6.25% Junior Convertible Subordinated Debentures, Series A due 2030 (the “Subordinated Notes”), except those who vote to reject the Amended Plan (“Rejecting Subordinated Notes”) shall be made the subject of a compromise and settlement implemented under the Amended Plan pursuant to which (i) each holder of Subordinated Notes shall receive a Pro Rata Share of (A) three and one half percent (3.5%) of the shares of New Mirant Common Stock to be issued under the Plan (excluding the shares (I) to be issued to the holders of Allowed Consolidated MAG Debtor Class 6 — Unsecured Claims (the “MAG Shares”); provided, that, if the MAG Shares are distributed to the holders of Allowed Consolidated Mirant Debtor Class 4 — Unsecured Claims, then, the holders of the Subordinated Notes (other than Rejecting Subordinated Notes) shall receive 3.5% of such MAG Shares, and (II) to be reserved for issuance pursuant to the New Mirant Employee Stock Program (the “Employee Compensation Shares”)), and (B) the New Mirant Series B Warrants (having terms as described on Exhibit “A” hereto); and (ii) conditioned upon the approval by the Bankruptcy Court as required under the Bankruptcy Code, Phoenix shall be reimbursed from the Debtors’ estates for its actual professional fees and expenses incurred in connection with the valuation hearing and otherwise in these cases (including expert fees and disbursements and counsel’s incentive fee), to which each of the Parties shall not object (subject to a reasonable opportunity to review such fees and expenses) if such fees and expenses do not exceed $5.5 million in the aggregate; provided, that notwithstanding anything set forth herein, the approval of such fees and expenses shall be neither a prerequisite to, nor a condition of, confirmation of the Amended Plan.

(b)           subordination shall be enforced in respect of any Claims arising under a Rejecting Subordinated Note and the holder of any such Rejecting Subordinated Note shall receive no Plan Distribution in respect thereof, except as provided in (11), below; and

(c)           except for the Plan Distributions provided for in 8(a), 8(b) and (11), any other Plan Distributions that would otherwise be distributable under the Amended Plan to the holders of the Subordinated Notes but for the enforcement of the subordination provision in the applicable indenture, shall be distributed to the holders of Allowed Claims that constitute Senior Debt.

(9)           Treatment of Mirant Equity Interests.   In lieu of the treatment currently specified in the March 25 Plan for Consolidated Mirant Debtor Class 6 – Equity Interests, on the Effective Date, (a) all Equity Interests in Mirant shall be cancelled, and (b) each holder of an Allowed Equity Interest in Mirant shall receive a Pro Rata Share of (i) three and three quarters percent (3.75%) of the shares of New Mirant Common Stock to be issued under the Plan (excluding the MAG Shares; provided, that, if the MAG Shares are distributed to the holders of Allowed Consolidated Mirant Debtor Class 4 – Unsecured Claims, then, the holders of Allowed Equity Interests shall receive 3.75% of such MAG Shares, and the Employee Compensation Shares), and (ii) the New Mirant Series A Warrants (having terms as described on Exhibit “A” hereto).

(10)         Treatment of MAG Claims.  The treatment of MAG Claims under the March 25 Plan will be modified as follows:

(a)           The Full Recovery Amount for Consolidated MAG Debtor Class 6—Unsecured Claims (which includes MAG Short-term Debt Claims) will include all unpaid interest accrued at the contractual rate through the Effective Date (including “interest on interest,” as contemplated by Section 503 in the MAG Indenture, compounded semi-annually on the date of each scheduled payment), and “Additional Interest,” as defined in Section 2(e) of the MAG Registration Rights Agreement during the period while MAG was not a timely SEC filer;

(b)           IF prior to the commencement of the hearing on the Amended Disclosure Statement, (i) the Debtors receive executed Lock-up/Instruction Agreements (as described at (17) below) from holders of not less than a face amount of MAG Long-term Notes as determined by the Debtor and the Corp Committee to be reasonable, and (ii) the MAG Indenture Trustee and the Ad Hoc Committee of Bondholders of Mirant Americas Generation, LLC (the “MAG Ad Hoc Committee”) (A) withdraw (I) their objections to the March 25 Disclosure Statement, and (II) their joinders in (x) the MAG Committee’s motion for an interlocutory appeal of the Bankruptcy Court’s impairment ruling (the “Impairment Appeal”), and (y) the MAG Committee’s objection to the Debtors’ Motion for Approval of the Exit Commitment (the “Commitment Objection”) and (B) agree not to oppose approval of the Amended Disclosure Statement or confirmation of the Amended Plan, THEN the treatment of Consolidated MAG Debtor Class 7 - MAG Long-term Note Claims will include (x) payment in Cash on the Effective Date of all unpaid interest accrued at the contractual rate through the Effective Date (including “interest on interest” as contemplated by Section 503 of the MAG Indenture compounded semi-annually on the date of each scheduled payment, and “Additional Interest,” as defined in Section 2(e) of the MAG Registration Rights Agreement during the period while MAG was not a timely SEC filer), and (y) the provision of (I) a new covenant enforceable by the MAG Indenture Trustee that would provide that any payments from MAG to New Mirant at a time when MAG or its subsidiaries owe debt to New Mirant (or any of its non-MAG subsidiaries), shall be treated as a repayment of such debt, rather than as a dividend until all such debt is repaid, and (II) a new debt incurrence test enforceable by the MAG Indenture Trustee that would limit the ability of

MAG and its subsidiaries to incur additional debt (other than “Permitted Debt”), unless the consolidated ratio of net debt to EBITDA for MAG and its subsidiaries was 6.75:1 or less.  For purposes of this covenant, all terms shall be defined in the Exit Commitment; provided that “Permitted Debt” would include (a) all debt at MAG and its subsidiaries as of the Effective Date, (b) debt at MIRMA as permitted by the MIRMA Leases, (c) debt arising under or permitted by the Exit Facility excluding (1) “Subordinated Debt” as defined in the Exit Commitment, and (2) intercompany loans not made in the ordinary course of business), (d) an amount up to $200 million at MAG, and (e) the refinancing of any of the foregoing debt; provided, that with respect to the refinancing of the MAG Long-term Notes maturing in 2011, subsidiaries of MAG may only incur up to $250 million of debt (in addition to any unused portion of the $250 million additional debt basket provided for in the Exit Facility);

(c)           all reasonable fees and expenses of the Old Indenture Trustee under the MAG Indenture and the agent under the MAG Revolvers will be paid in cash by the Debtors on the Effective Date;

(d)           the MAI Series A Preferred Shares will be issued to New MAG Holdco, unless (i) the MIRMA Owner/Lessors do not oppose confirmation of the Amended Plan and, (ii) if they have a right to vote, they vote to accept the Amended Plan, in which case the MAI Series A Preferred will be issued to MIRMA;

(e)           conditioned upon the approval of the Bankruptcy Court as required under the Bankruptcy Code, the Amended Plan shall provide for the reimbursement of the MAG Ad Hoc Committee from the Debtors’ estates of their professional fees and expenses incurred in connection with the Debtors’ chapter 11 cases.  Subject to a reasonable opportunity to review such fees and expenses, each of the Parties shall not object to such fees and expenses to the extent such fees and expenses do not exceed $3.5 million in the aggregate.  Notwithstanding anything set forth herein, the approval of such fees and expenses shall be neither a prerequisite to, nor a condition of, confirmation of the Amended Plan;

(f)            the Debtors shall use commercially reasonable efforts to obtain a Standard & Poors’ rating and a Moody’s rating for each series of Long-term MAG Notes and the New MAG Holdco Notes (if they are issued under the Plan); and

(g)           the Debtors shall engage in good faith negotiations with the MAG Committee and the MAG Ad Hoc Committee regarding the terms of the New MAG Holdco Notes.

(11)         Litigation Recoveries.  Cash payments shall be made in an amount equal to the net Cash recoveries on Avoidance Actions (including the Southern Company Causes of Action, and the currently pending lawsuit against Pepco), after the payment or reimbursement of all fees and costs incurred in connection with such actions, such payments to be shared on a 50/50 basis by the holders of the Allowed Consolidated Mirant Debtor Class 4 – Unsecured Claims (including holders of Allowed Claims in respect of Subordinated Notes) and the holders of Allowed Consolidated Mirant Debtor Class 6 – Equity Interest.  The mechanics of implementing this sharing arrangement shall be determined by agreement of the Debtors, the Corp Committee, Phoenix and the Equity Committee.  In the event that litigation recoveries come into New

Mirant, payments triggered by the receipt of the first $175 million in aggregate recoveries shall not be reduced by any tax consequences to New Mirant; with respect to payments triggered by aggregate recoveries over $175 million (after the payment of all fees and costs associated with obtaining such recoveries), the amount of such payments shall be reduced by an amount equal to 100% of the adverse tax consequence to New Mirant, with the payment to holders of Allowed Consolidated Mirant Debtor Unsecured Claims to be reduced by an amount equal to 60% of the tax impact with respect to payments triggered by recoveries between $175 million and $275 million; 70% with respect to payments triggered by recoveries between $275 million and $375 million; 80% with respect to payments triggered by recoveries between $375 million and $475 million; and 90% with respect to payments triggered by recoveries over $475 million (and, for the avoidance of doubt, in each case, the amount of the payments to holders of Allowed Consolidated Mirant Debtor Equity Interests shall be reduced by an amount equal to the difference between 100% of the tax impact to New Mirant and the reduction applied to the payments made to the holders of Allowed Consolidated Mirant Debtor Unsecured Claims).

(12)         Miscellaneous Plan Issues. The Amended Plan shall include the following provisions:

(a)           The provisions of the Amended Plan relating to (i) the amendment of the plan, and (ii) the waiver of conditions to the confirmation and consummation of the plan, shall be modified to provide that such amendments/waivers will be made in consultation with the Committees, unless any proposed amendment/waiver would have a material adverse impact on the rights and interests of the creditors of the Consolidated Mirant Debtors, the Consolidated MAG Debtors, or the holders of Equity Interests in Mirant, respectively, in which case the amendment/waiver shall only be made with the consent of the Committee representing the adversely impacted creditors or interest holders;

(b)           all reasonable fees and expenses of the Old Indenture Trustees under the Mirant Indentures will be paid in Cash by the Debtors on the Effective Date;

(c)           for purposes of calculating Plan Distributions, the accrual of interest from the Petition Date through the Effective Date on Allowed Consolidated Mirant Debtor Class 4 – Unsecured Claims (including Allowed Claims in respect of Subordinated Notes) shall be at the applicable contractual non-default rate with any compounding to occur on the dates of scheduled payments; the accrual of interest from the Petition Date through the Effective Date on Unsecured Claims that do not have a contractual rate shall be at the Federal Judgment Rate; and

(d)           Section 10.3 of the March 25 Plan shall be amended to provide that Plan Distributions in respect of Consolidated Mirant Debtor Class 6 – Equity Interests, if forfeited as provided in Section 10.3, shall be distributed on a pro rata basis to the holders of Allowed Equity Interests in such class who have not forfeited their Plan Distributions.

(13)         Corp Committee Support. The Corp Committee will

(a)           support the suspension of the valuation process; and

(b)           support approval of the Amended Disclosure Statement and confirmation of the Amended Plan and provide a letter to the Debtors to be included in the solicitation packages distributed in connection with voting on the Amended Plan urging holders of Unsecured Claims against the Consolidated Mirant Debtors to vote to accept the Amended Plan and not to oppose confirmation of the Amended Plan.

(14)         MAG Committee Support. The MAG Committee will:

(a)           withdraw the Impairment Appeal, the Commitment Objection, and its objection to the March 25 Disclosure Statement;

(b)           support suspension of the valuation process;

(c)           not object to the CEO Motion;

(d)           support approval of the Amended Disclosure Statement and confirmation of the Amended Plan and provide a letter to the Debtors to be included with the solicitation packages distributed in connection with voting on the Amended Plan urging the holders of Unsecured Claims against the Consolidated MAG Debtors to vote to accept the Amended Plan and not to oppose confirmation of the Amended Plan; and

(e)           use reasonable commercial efforts to get all holders of MAG Long-term Notes to execute and deliver to the Debtors Lock-up/Instruction Agreements before the commencement of the hearing on the Amended Disclosure Statement.

(15)         Equity Committee Support.  The Equity Committee will

(a)           withdraw (i) their objections to the March 25 Disclosure Statement, (ii) their objection to the Exit Commitment, and (iii) their motion for an order determining the rate at which postpetition interest accrues;

(b)           support the suspension of the valuation process;

(c)           not object to the CEO Motion; and

(d)           support approval of the Amended Disclosure Statement and confirmation of the Plan and provide a letter to the Debtors to be included with the solicitation packages distributed in connection with voting on the Amended Plan urging the holders of Equity Interests in Mirant to vote to accept the Amended Plan and not to oppose confirmation of the Amended Plan.

(16)         Phoenix Support.  Phoenix will (and will, to the extent lawful, encourage other holders of Trust Preferred Securities to)

(a)           withdraw their objections to the March 25 Disclosure Statement;

(b)           support suspension of the valuation process;

(c)           not object to the CEO motion;

(d)           support confirmation of the Amended Plan and not directly or indirectly encourage any Person or Entity to oppose or object to confirmation of the Amended Plan or to vote to reject the Amended Plan; and

(e)           instruct, to the extent permitted in the applicable indenture (without providing any indemnity) the Trustee of the Mirant Trust I, as holder of the Subordinated Notes, to vote all Claims in respect of such notes to accept the Amended Plan and not to oppose confirmation of the Amended Plan.

(17)         Lock-up/Instruction Agreement. Subject to good faith negotiations with the MAG Committee and the MAG Ad Hoc Committee, the Lock-up/Instruction Agreement will provide that each holder of MAG Long-term Notes shall

(a)           not directly or indirectly oppose (or encourage any other Person or Entity to oppose) approval of the Amended Disclosure Statement or confirmation of the Amended Plan;

(b)           take all actions reasonably necessary to instruct the MAG Indenture Trustee and the MAG Ad Hoc Committee (i) to withdraw (A) their objections to the March 25 Disclosure Statement and (B) their joinders in (I) the Impairment Appeal and (II) the Commitment Objection, and (ii) to not oppose approval of the CEO Motion, approval of the Amended Disclosure Statement or confirmation of the Amended Plan; and

(c)           not sell or transfer such holder’s MAG Long-term Notes to any Person or Entity who does not first agree in writing to be bound by the Lock-up/Instruction Agreement (and any sale or transfer not in compliance with the foregoing shall be null and void).

(18)         Inclusion of the Corp Ad Hoc Committee. The Persons identifying themselves as the “Ad Hoc Committee of Unsecured Creditors of Mirant Corporation” shall be permitted to become signatories hereto, and by doing so shall agree to support the transactions contemplated hereby in all respects, including approval of the Amended Disclosure Statement and confirmation of the Amended Plan, upon the satisfaction of the following conditions precedent:

(a)           appropriate disclosures as required by Bankruptcy Rule 2019 and as required of the members of the MAG Ad Hoc Committee pursuant to the Agreed Order of the Court dated May 24, 2005, shall have been filed with the Bankruptcy Court on their behalf; and

(b)           their counsel shall have agreed to be bound by the confidentiality provisions of the Bankruptcy Court’s ethical screening/trading order; provided, that no Person shall be provided access to confidential information of the Company without first becoming bound by the confidentiality provisions of such order.

(19)         General Cooperation.  The parties intend to work together diligently and in good faith to implement the terms of this Term Sheet and finalize the Amended Plan and the Amended Disclosure Statement and to take all steps necessary to obtain approval of the Amended Disclosure Statement and confirmation of the Plan.  In that regard, the Debtors intend to (a) work diligently with the other parties who objected to the March 25 Disclosure Statement to negotiate appropriate resolutions of the issues they have raised so that the issues that will be presented to the Court at the hearing on the approval of the Amended Disclosure Statement can be minimized, and (b) address and make a number of technical, update, clean-up and implementation modifications that will need to be made to the March 25 Plan and the March 25 Disclosure Statement.  In connection with all of the foregoing revisions, the Debtors anticipate (1) working with the Committees and their advisors on a day-to-day basis, and (2) making revisions and modifications in consultation with the Committees and their advisors.

[INTENTIONALLY LEFT BLANK]

AGREED:

The Official Committee of Unsecured Creditors			Phoenix Partners LP, Phoenix
of Mirant Corporation			Partners II LP, Phoenix Fund III, LP
and Phaeton International (BVI) Ltd.

By:	/s/ Ronald M. Goldstein	By:	/s/ David S. Rosner
Its: Co-Chairman			Their: Counsel

The Official Committee of Unsecured Creditors of			The Official Committee of Equity
Mirant Americas Generation LLC			Security Holders of Mirant Corporation

By:	/s/ Gregory Petrick	By:	/s/ Edward S. Weisfelner
Its: Counsel			Its: Counsel

Mirant Corporation

By:	/s/ M. Michele Burns
Its: Chief Restructuring Officer and Chief Financial Officer

EXHIBIT “A”

TERMS OF THE NEW MIRANT WARRANTS(1)

The New Mirant Warrants (Series A and B) shall include the following terms and features:

(1)                                  Issuer:  New Mirant.

(2)                                  Series A:  The Series A Warrants shall entitle the holders thereof to purchase a number of shares of New Mirant Common Stock equal to ten percent (10.0%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the Employee Compensation Shares).

(3)                                  Series B:  The Series B Warrants shall entitle the holders thereof to purchase a number of shares of New Mirant Common Stock equal to five percent (5.0%) of the shares of New Mirant Common Stock issued, or reserved for issuance, under the Plan (excluding the Employee Compensation Shares).

(4)                                  Entitlement:  Each Warrant shall entitle the holder to purchase a share of New Mirant Common Stock.

(5)                                  Term:  The Warrants may be exercised individually or in the aggregate at any time until the fifth anniversary of the Effective Date (the “Termination Date”).

(6)                                  Series A Cash Exercise Price:  Each Series A Warrant may be exercised by delivery of a cash payment (the “Series A Exercise Price”) to New Mirant at any time on or before the Termination Date in an amount equal to the per-share price that would be required for the consolidated enterprise value of New Mirant to be $11.4 billion.

(7)                                  Series B Cash Exercise Price:  Each Series B Warrant may be exercised by delivery of a cash payment (the “Series B Exercise Price”) to New Mirant at any time on or before the Termination Date in an amount equal to the per-share price that would be required for the consolidated enterprise value of New Mirant to be $11.0 billion.

(8)                                  Cashless Exercise.  Each Warrant may be exercised on a cashless basis based on the following formula:  X = ((A - B) x C) / A.

X = The number of shares issuable.

A = The current market price of the New Mirant Common Stock.

(1)  Except as otherwise set forth herein, capitalized terms shall have definition ascribed thereto in the First Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation, et al., dated March 25, 2005.

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B = The Series A Exercise Price or the Series B Exercise Price, as applicable.

C = The number of shares for which a Warrant is being exercised.

(9)                                  Adjustments:  The number of shares of New Mirant Common Stock to be received upon exercise of a Warrant will be subject to adjustment upon the following events:

(a)                                  Changes in capital stock.  Stock splits, stock dividends, reverse stock splits, stock recapitalizations and reclassifications of New Mirant Common Stock.

(b)                                 Rights offerings.  Distribution to all holders of New Mirant Common Stock of rights, options, warrants or other securities exercisable for or convertible into New Mirant Common Stock at a price per share less than the then market price.  The adjustment shall be based on the following formula:  E’ = E x (O + ((N x P) / M) / (O + N))

E’ = the adjusted Series A Exercise Price or Series B Exercise Price, as applicable.

E = the current Series A Exercise Price or Series B Exercise Price, as applicable.

O = the number of shares of New Mirant Common Stock outstanding on the record date.

N = the number of additional shares of New Mirant Common Stock offered.

P = the offering price per share of the additional shares of New Mirant Common Stock.

M = the current market price per share of New Mirant Common Stock on the record date.

(c)                                  Other distributions.  Distribution to all holders of New Mirant Common Stock of any assets (other than ordinary cash dividends paid from earnings), debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of New Mirant; provided, that the foregoing shall not apply to any distribution referred to under (a) or (b) above.  The adjustment shall be based on the following formula:
E’ = E x ((M – F) / M)

E’ = the adjusted Series A Exercise Price or Series B Exercise Price, as applicable.

E  = the current Series A Exercise Price or Series B Exercise Price, as applicable.

M  = the current market price per share of New Mirant Common Stock on the record date.

F  = the fair market value on the record date of the assets, securities, rights or warrants to be distributed in respect of one share of New Mirant

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Common Stock as determined in good faith by the board of directors of New Mirant.

No adjustment shall be required until the cumulative adjustment required as a result of such events requires an increase or decrease of more than 1% in the prevailing Series A Exercise Price or Series B Exercise Price, as applicable.

(10)                            Change of Control Events:  Upon consolidation or merger, sale of all or substantially all of the assets of New Mirant or a successful tender for at least 80% of the then-outstanding New Mirant Common Stock, the New Mirant Warrants shall be exercisable for the amount of securities, cash or other assets that holders of the Warrants would have acquired if exercised immediately prior to such event.  Alternatively, the holders of New Mirant Warrants shall be offered the opportunity to receive a payment equal to the Black-Scholes valuation of the warrants, using a 30% volatility; provided, that if such change of control event occurs after the third anniversary of the Effective Date or is for common equity securities that are registered under the Securities Exchange Act of 1934, then the warrant holders shall not be afforded this opportunity.

(11)                            Notice:  The Warrants shall contain customary provisions for notice before an event that would require an adjustment of the exercise price and customary provisions regarding certain records dates, dividends, extraordinary transactions and liquidation events.

(12)                            Listing:  New Mirant will use commercially reasonable efforts to (a) establish and maintain the registration of the New Mirant Common Stock and the New Mirant Warrants under the Securities Exchange Act of 1934, and (b) list the Warrants on the same exchange or over-the-counter market as the New Mirant Common Stock, or if the Warrants cannot be listed on such exchange or over-the-counter market, any other exchange or over-the-counter market acceptable to New Mirant’s board of directors; provided, that it shall not be required to do so if the Warrants do not meet applicable listing requirements.

(13)                            Transferability:  The Warrants shall be freely transferable to the same extent as the New Mirant Common Stock (e.g., the New Mirant Warrants shall be subject to the same post-Effective Date transfer restrictions as the New Mirant Common Stock).

(14)                            Voting and Dividends.  Until a New Mirant Warrant is exercised, the holder thereof, shall have no rights as a shareholder of New Mirant, including, without limitation, the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment as contemplated by (9), above.

(15)                            Redemption.  The New Mirant Warrants shall not be redeemable by New Mirant or any other Person.

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EXHIBIT ”B”

MIRANT AMERICAS, INC.

Series A Preferred Stock

Issuer	Mirant Americas, Inc. (“MAI”)

Liquidation Preference	$265.0 million

Issue	Series A preferred stock with par value of $0.00 1 per share (the “Series A Preferred Stock”).

Dividends	None

Mandatory Redemption

Subject to the deferral described below, Series A Preferred Stock shall be called for redemption by MAI on June 30 of each year indicated below (each such June 30, a “Scheduled Redemption Date”) at a price equal to the portion of the Liquidation Preference set forth in the following table (the “Specified Redemption Amount”):

Year	Amount
2007	$5,000,000
2008	$31,000,000
2009	$84,000,000
2010	$95,000,000
2012	$50,000,000

The redemption of any Series A Preferred Stock on any Scheduled Redemption Date shall be deferred to the extent that Mirant Mid-Atlantic, LLC (“MIRMA”) has not incurred prior to the Scheduled Redemption Date, or [New MAG Holdco] does not reasonably expect MIRMA to incur within 180 days of such Scheduled Redemption Date, expenditures with respect to the installation of control technology relating to SO2 emissions of facilities owned or leased by MIRMA (the “Required Use”). Any amounts so deferred shall be added to the amount of Series A Preferred Stock to be redeemed on the next Scheduled Redemption Date.

The outstanding balance of Series A Preferred Stock, if any, shall be redeemed by MAI on December 31, 2020 at a price equal to the par value of the outstanding Series A Preferred Stock.

Use of Proceeds

[New MAG Holdco] shall apply the proceeds of any redemption of the Series A Preferred Stock to fund the installation of control technology relating to SO2 emissions at facilities owned or leased by MIRMA within 180 days of any such redemption, including the reimbursement of previously incurred costs.

Put Right to [New Mirant]

Pursuant to an agreement with [New Mirant] (the “Series A Put Agreement”), [New MAG Holdco] will have the right (the “Put Right”) to put the Series A Preferred Stock to [New Mirant] at an amount equal to the Specified Redemption Amount in the event that MAI fails to redeem the Series A Preferred Stock on a Scheduled Redemption Date.

Release of Obligations Under Put Right

[New Mirant] shall be released from its obligations under the Series A Put Agreement upon the assumption thereof by a substitute obilgor; provided that such substitute obligor shall either (a) have a credit rating of at least BBB-/Baa3 or an equivalent rating by a nationally recognized ratings agency or (b) secure its obligations under the Series A Put Agreement with assets with a fair market value of equal or greater than 110% of an amount equal to the Liquidation Preference of the Series A Preferred Stock that have not been redeemed (as determined by an investment bank or appraiser of national reputation).

[New Mirant] or any substitute obligor shall be released from its obligations under the Series A Put Agreement if [New Mirant] or the substitute obligor, as the case may be, deposits with a trustee in a collateral

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account for the benefit of MIRMA cash in U.S. dollars or government securities, or a combination thereof, in amounts equal to the Liquidation Preference (a “Security Release”).

Series A Put Agreement Covenants

Under the Series A Put Agreement, [New Mirant] shall be restricted from (a) incurring, except in certain circumstances, indebtedness, as provided in Annex A, and (b) paying any dividends or making distributions on, or redeem or repurchase, any [New Mirant] Common Stock except in certain circumstances, as provided in Annex A.

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MIRANT AMERICAS, INC.

Series B Preferred Stock

Issuer	Mirant Americas, Inc. (“MAI”)

Liquidation Preference	$150.0 million

Issue	Series B preferred stock with par value of $0.001 per share (the “Series B Preferred Stock”)

Dividends	None

Mandatory Redemption	April 1, 2011

Put Right to [New Mirant]

Pursuant to an agreement with [New Mirant] (the “Series B Put Agreement”), Mirant Americas Generation, LLC will have the right (the “Put Right”), at any time after June 30, 2010, to require [New Mirant] to purchase the Series B Preferred Stock at an amount equal to the Liquidation Preference.

Release of Obligations Under Put Right

[New Mirant] shall be released from its obligations under the Series B Put Agreement upon the assumption thereof by a substitute obligor; provided that such substitute obligor shall either: (a) have a credit rating of at least BBB-/Baa3 or an equivalent rating by a nationally recognized ratings agency or (b) secure its obligations under the Series B Put Agreement with assets with a fair market value of equal or greater than 110% of an amount equal to the Liquidation Preference (as determined by an investment bank or appraiser of national reputation).

[New Mirant] or any substitute obligor shall be released from its obligations under the Series B Put Agreement if [New Mirant] or the substitute obligor, as the case may be, deposits with a trustee in a collateral account for the benefit of [New MAG Holdco] cash in U.S. dollars or government securities, or a combination thereof, in amounts equal to the Liquidation Preference

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(a “Security Release”).

Series B Put Agreement Covenants

Under the Series B Put Agreement, [New Mirant] shall be restricted from (a) incurring, except in certain circumstances, indebtedness, as provided in Annex A, and (b) paying any dividends or making distributions on, or redeem or repurchase, any new Mirant Common Stock except in certain circumstances, as provided in Annex A.

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EXHIBIT “C”

Covenants for MAI Series A & B Preferred Stock

ANNEX A

Limitation on the Incurrence of Debt.  [New Mirant] shall not, and shall not permit any of its consolidated subsidiaries, other than Mirant Americas Generation, LLC and its consolidated subsidiaries (collectively referred to as “Consolidated MAG”), to incur any Debt, other than Permitted Debt; provided, however, that [New Mirant] and its consolidated subsidiaries may incur Debt if the Consolidated Debt to Consolidated Capital of [New Mirant], at its most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date on which such Debt is incurred, would have been not more than 0.6 to 1.0, determined on a pro forma basis as if the additional Debt had been incurred on the last day of such fiscal quarter.

“Consolidated Capital” means the sum of Consolidated Debt plus Consolidated Net Worth.

“Consolidated Debt” means the aggregate principal amount of Debt of [New Mirant] and its consolidated subsidiaries at such time outstanding excluding the Debt of Consolidated MAG.

“Consolidated Net Worth” means the consolidated capital stock and other equity accounts (including retained earnings and paid in capital) of a Person provided that for purposes of calculating the Consolidated Net Worth of [New Mirant] such amount shall exclude the Consolidated Net Worth of Consolidated MAG to the extent such amount does not exceed zero.

“Debt” means, with respect to any Person, any obligations of such Person: (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments, factoring (other than on a non-recourse basis) or thirty days after the drawing thereof, reimbursement agreements in respect of drawn Letters of Credit; (c) in respect of banker’s acceptances; (d) in respect of the amount of the liability in respect of a capital lease of such Person that would at that time be required to be capitalized on a balance sheet of such Person; and (e) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable in the ordinary course of business, in each case, if and to the extent any of the preceding items would appear as a liability upon the balance sheet of the specified Person.  In addition, Debt of a Person includes, to the extent not otherwise included, a guarantee by such Person of any Debt of any other Person.

“Permitted Debt” means

(a)       Debt existing on the date of the Series A Put Agreement and the Series B Put Agreement;

(b)       Debt incurred in connection with a Security Release;

(c)       Project Finance Debt;

(d)       Debt incurred to finance (i) environmental capital expenditures and (ii) other capital expenditures made to comply with applicable law and regulation;

(e)       intercompany Debt incurred by [New Mirant] or its consolidated subsidiaries between or among [New Mirant] and its consolidated subsidiaries provided, that with respect to intercompany Debt incurred by [New Mirant] that such intercompany Debt is subordinated to the obligations under the Put Agreements;

(f)        the guarantee by [New Mirant] or any of its consolidated subsidiaries of Debt of [New Mirant] or any of its consolidated subsidiaries that was otherwise permitted to be incurred;

(g)       Debt incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of [New Mirant] or any of its consolidated subsidiaries that was otherwise permitted to be incurred (other than intercompany Debt permitted under clause (e) of this definition); provided that the amount of such Debt does not exceed the amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded, plus all accrued and unpaid interest thereon and the amount of any premium necessary to accomplish such refinancing and any expenses incurred in connection therewith (“Permitted Refinancing Debt”);

(h)       additional Debt in an aggregate amount at any time outstanding, excluding all Permitted Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (h), not to exceed $200.0 million; and

(i)        Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

“Project Finance Debt” means Debt (not exceeding the cost of the acquisition, construction or creation of the relevant asset or project) of any subsidiary incurred or existing in connection with the financing or refinancing of any asset or project, the repayment of which Debt is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created asset or project, with recourse to those revenues and proceeds and assets forming the subject matter of such asset or project (including, without limitation, insurance, contracts and shares or other rights of ownership in the entity(ies) which own the relevant assets or project) and other assets ancillary thereto but without substantial recourse to any other asset or otherwise to [New Mirant] or its subsidiary; provided that substantial recourse shall not be deemed to exist by reason of normal and customary sponsor support arrangements.

Restricted Payments.  [New Mirant] shall not, and shall not permit any of its consolidated subsidiaries to (a) declare or pay any dividend or make any other distribution on account of any shares of any class of capital stock of [New Mirant] or any of its consolidated subsidiaries, other than (x) dividends or distributions payable in Equity Interests of [New Mirant] or any of its consolidated subsidiaries and (y) dividends or distributions payable to [New Mirant] or any consolidated subsidiary thereof, (b) make any payments with respect to Affiliate Subordinated

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Debt or redeem or repurchase any Affiliate Subordinated Debt or (c) purchase, redeem or otherwise acquire for value any Equity Interests of [New Mirant] or any consolidated subsidiary thereof from a Person other than [New Mirant] or any consolidated subsidiary thereof (all such payments and other actions set forth in clauses (a) through (c) above being collectively referred to as “Restricted Payments”), unless, at the time and after giving effect to such Restricted Payment:

(a)       no default under the terms of the Series A/Series B Put Agreement shall have occurred and be continuing or would occur as a consequence thereof; and

(b)       with respect to a Restricted Payment by [New Mirant] or its consolidated subsidiaries, [New Mirant] would have had, at the end of [New Mirant]’s most recently ended full fiscal quarter for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, and after giving pro forma effect thereto as if such Restricted Payment has been made at the end of such fiscal quarter, a Tangible Net Worth in excess of an amount equal to 200% of the aggregate outstanding liquidation preferences under the MAI Series A Preferred Stock and the MAI Series B Preferred Stock.

The preceding provisions will not prohibit:

(a)           the payment of any dividend out of the net cash proceeds of a contribution to the common equity of [New Mirant] or a substantially concurrent sale of Equity Interests of [New Mirant];

(b)           the redemption, repurchase, retirement, defeasance or other acquisition of any Affiliate Subordinated Debt or of any Equity Interests of [New Mirant] or its consolidated subsidiaries in exchange for, or out of the net cash proceeds of a contribution to the common equity of [New Mirant] or a substantially concurrent sale of Equity Interests of [New Mirant];

(c)           the repurchase, redemption or other acquisition or retirement for value, in whole or in part, of the MAI Series A Preferred Stock or the Series B Preferred Stock or Restricted Payments made in connection with or related to a Security Release;

(d)           the defeasance, redemption, repurchase or other acquisition of Affiliate Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

(e)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of [New Mirant] held by any current or former employee or director of [New Mirant] (or any of its consolidated subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business;

(f)            the declaration and payment of any dividend by any subsidiary of [New Mirant] to the holders of any series or class of its Equity Interests on a pro rata basis;

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(g)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any subsidiary of [New Mirant] provided for in an agreement existing on the date of the Series A Put Agreement or the Series B Put Agreement;

(h)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any subsidiary of [New Mirant] provided that the aggregate purchase price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $[•] million in any 12-month period; and

(i)            the repurchase of capital stock deemed to occur upon the exercise of options or warrants to the extent that such capital stock represents all or a portion of the exercise price thereof

“Affiliate Subordinated Debt” means Debt of [New Mirant] which is subordinated to the obligations of [New Mirant] under the Series A Put Agreement and the Series B Put Agreement and which is owed to or held by an affiliate of [New Mirant] other than a subsidiary of [New Mirant].

“Consolidated Intangible Assets” means the intangible assets of [New Mirant] and its consolidated subsidiaries as set forth on the balance sheet of [New Mirant] and its consolidated subsidiaries for the most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date the date of determination; provided that if the aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of Consolidated MAG as set forth on the balance sheet of Consolidated MAG for such period exceed the intangible assets of Consolidated MAG on such balance sheet, then the intangible assets of Consolidated MAG shall be excluded from Consolidated Intangible Assets.

“Equity Interests” means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

“Tangible Net Worth” means, as of the date of determination, (a) the consolidated aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of [New Mirant] less (b) Consolidated Intangible Assets as set forth on the balance sheet of [New Mirant] and its consolidated subsidiaries for the most recently ended full fiscal quarter for which internal financial statements are available, immediately preceding the date the date of determination; provided, however, that to the extent that the intangible assets of Consolidated MAG for such period exceed the aggregate capital stock and other equity accounts (including retained earnings and paid-in capital) of Consolidated MAG for such period, the aggregate capital stock and other equity accounts (including retained earnings and paid in capital) of Consolidated MAG shall be excluded from clause (a).

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EXHIBIT “D”

Provisions of Certificate of Incorporation of
New Mirant Corporation Restricting Transfer of Securities

Section         .  Restrictions on Transfer of Capital Stock

(a)           Certain Definitions

As used in this Section          :

“5-Percent Shareholder” means a “5-percent shareholder” of the Corporation as defined in Treasury Regulation Section 1 .382-2T(g).

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in New York, New York, are authorized or required by law to close.

“Effective Date” means the Effective Date, as such term is defined in the Plan.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(l).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Percentage Stock Increase” means the increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Shareholder (other than a public group segregated under Treasury Regulation Section 1 ..382-2T(j)(2) and other than a public group segregated under Treasury Regulation Section l.382-2T(j)(3)(i) by reason of a Transfer of Common Stock by a 5-Percent Shareholder that owned such Common Stock on the Effective Date and was a 5-Percent Shareholder at such time) over the lowest Percentage Stock Ownership of Common Stock by such 5-Percent Shareholder at any time since the Effective Date.  For this purpose, Common Stock owned by a shareholder prior to becoming a 5-Percent Shareholder shall be deemed to be owned by a public group (as defined in Treasury Regulation Section l.382-2T(f)(13)) and not by the 5-Percent Shareholder during the period before the shareholder first became a 5-Percent Shareholder.

“Percentage Stock Ownership” means percentage stock ownership of Common Stock determined in accordance with the Treasury Regulations under Section 382 of the IRC.

“Plan” means the Joint Chapter 11 Plan of Reorganization of Mirant Corporation et al dated January 19, 2005,

“Prohibited Transfer” means a purported Substantial Stockholder Transfer, but only to the extent that such Transfer is null and void ab initio under paragraph (b) or (c) of this Section          .

“Restriction Notice” means a written notice provided by the Corporation to a potential Transferee, prior to 5:00 p.m. (New York time) on the fifth Business Day following the day of receipt by the Corporation of a Transferee Notice, stating that the Corporation believes the Restriction Period has commenced and the Termination Date has not yet occurred.

“Restriction Period” means the period:

(1)           beginning on the earliest testing date (as described in Treasury Regulation Section 1 .382-2(a)(4)), following the Effective Date, on which the aggregate Percentage Stock Increases of all 5-Percent Shareholders (taking into account all pending Transfers) equals or exceeds the Threshold Percentage; and

(2)           ending on the earlier of (A) the day after the second anniversary of the Effective Date and (B) the earliest date on which the Board of Directors determines that (a) the consummation of the Plan did not satisfy the requirements of section 382(I)(5) of the IRC, (b) treatment under section 382(1)(5) of the IRC is not in the best interests of the Corporation, its affiliates and its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (c) an ownership change (within the meaning of section 382 of the IRC) would not result in a substantial limitation on the ability of the Corporation (or a direct or indirect subsidiary of the Corporation) to use otherwise available Tax Benefits, or (d) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (2) being hereafter referred to as the “Termination Date”).

The Board of Directors promptly shall determine, in its sole discretion, whether it is more likely than not that the consummation of the Plan will satisfy the requirements of section 382(1)(5) of the IRC.

“Substantial Stockholder” means a person or Entity whose Percentage Stock Ownership of Common Stock equals or exceeds 5%.

“Substantial Stockholder Transfer” means a Transfer to a person or Entity who is, or would become as a result of the Transfer, a Substantial Stockholder.

“Transferee Notice” means a written notice provided by a potential Transferee to the Corporation, at least seven and not more than twelve Business Days prior to completion of a potential Transfer, stating (i) the name, address, facsimile number and e-mail address, and Percentage Stock Ownership of the Transferee prior to the Transfer, (ii) if known to the Transferee, the name and address of the Transferor, (iii) the number of shares subject to the Transfer, and (iv) the proposed date of “completion” of the Transfer (“completion” occurs when all steps have been taken to effect the Transfer of beneficial ownership, for federal income tax purposes, of the Common Stock referenced in such Transferee Notice).

“Tax Benefits” means net operating loss carryovers and “net unrealized built-in loss.”

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“Threshold Percentage” means [35% minus the Percentage Stock Ownership on the Effective Date by 5-Percent Shareholders other than any direct public group (as such term is used in Treasury Regulation Section 1 .382-2T) of the Corporation].[insert no. when available]

“Transfer” means any direct or indirect sale, transfer, exchange, assignment, conveyance or other disposition for consideration, whether voluntary or involuntary, and whether by operation of law or otherwise, but not including an issuance, grant, redemption or repurchase of Common Stock.  A Transfer also shall include, the grant (other than by the Corporation) or transfer of an option, but only if the option would be deemed exercised pursuant to Treasury Regulation Section 1 .382-4(d)(2)(i)(A) in connection with such grant or transfer.

“Transferee” means any person or Entity to whom Common Stock is Transferred and who is, or would become as a result of such Transfer, a Substantial Stockholder.

“Transferor” means any person or Entity that Transfers Common Stock to a person or Entity who is, or would become as a result of such Transfer, a Substantial Stockholder.

“Treasury Regulation” means a Treasury Regulation promulgated under the IRC.

(b)           Transfer Restrictions (“Transfer Restrictions”)

A Substantial Stockholder Transfer during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer Common Stock if the Substantial Stockholder; whose Percentage Stock Ownership would be increased by the purported Transfer was a Substantial Stockholder before the Transfer.  If such purported Substantial Stockholder was not a Substantial Stockholder before the Transfer, a Substantial Stockholder Transfer during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer Common Stock, but only to the minimum extent necessary to prevent the purported Substantial Stockholder from becoming an actual Substantial Stockholder.  The foregoing Transfer restrictions shall not (i) apply to Transfers pursuant to a tender offer to purchase more than 50% of the Common Stock then outstanding, provided, that such tender offer results in the acquisition of beneficial ownership of Common Stock by any person or group which, when combined with Common Stock beneficially owned by such person or group represents more than 50% of the voting power represented by all then-outstanding Common Stock (without regard to tenders during any subsequent offering period), or (ii) preclude the settlement of a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Transfer that is prohibited by this paragraph (b), such Transfer shall nonetheless be a Prohibited Transfer.  The terms “group” and “beneficial” used in this paragraph shall have the meanings provided thereto in Rule 13d under the Securities Exchange Act of 1934, as amended.

(c)           Notice and Permitted Transfers

A Substantial Stockholder Transfer shall be null and void ab initio unless the Transferee provides a Transferee Notice to the Corporation.  A Substantial Stockholder Transfer as to which a Transferee Notice is provided to the Corporation shall not be subject to the Transfer Restrictions set forth in paragraph (b) or this paragraph (c) of this Section    , unless “completion” will occur during the Restriction Period and the Corporation has provided a

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Restriction Notice to the potential Transferee with respect to such Transfer.  Notwithstanding anything herein to the contrary, if the Corporation receives a Transferee Notice on a day that, but for such Transfer (taking into account all pending Transfers), would not be in the Restriction Period (but such Transfer would cause the Restriction Period to begin), then such Transfer shall be treated as a Prohibited Transfer to the extent it would cause the Restriction Period to begin; provided that if the Corporation receives more than one Transferee Notice under such circumstances, such Transfers shall be treated as Prohibited Transfers proportionately to the extent that they would cause the Restriction Period to begin.

Notwithstanding paragraph (b) and this paragraph (c) of this Section       , the Transfer Restrictions in such paragraphs shall not apply to a Substantial Stockholder Transfer, and such Transfer shall not be null and void ab initio, if the Transferee obtains the prior written approval of the Transfer by the Board of Directors.  As a condition to granting its approval under the preceding sentence, the Board of Directors may require (at the expense of the Transferee) an opinion of counsel reasonably acceptable to the Board of Directors that the Transfer will not result in the application of any IRC section 382 limitation on the use of Tax Benefits by the Corporation (or a direct or indirect subsidiary of the Corporation).

(d)           Recovery of Prohibited Transfers

The Corporation may institute legal proceedings to force rescission of a Prohibited Transfer.  Upon written demand by the Corporation, the purported Transferee of a Prohibited Transfer shall deliver or cause to be delivered any certificate or other evidence of ownership of the Common Stock that is the subject of the Prohibited Transfer (the “Prohibited Stock”), together with any dividends or other distributions that were received by the Transferee from the Corporation with respect to such Prohibited Stock (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Securities Transfer Agent”).  The Securities Transfer Agent promptly shall sell the Prohibited Securities to one or more buyers.  The Securities Transfer Agent shall not act or be treated as acting as an agent for or on behalf of the purported Transferee or the Corporation and shall have no right to bind the Purported Transferee or the Corporation, in contract or otherwise, but shall act only to carry out the ministerial functions prescribed in these Transfer Restrictions.  If the purported Transferee has resold the Prohibited Stock before receiving the Corporation’s demand to surrender the Prohibited Stock to the Securities Transfer Agent, the purported Transferee shall be deemed to have sold the Prohibited Stock for the Securities Transfer Agent and shall be required to Transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale.  If the purported Transferee fails to surrender the Prohibited Stock or proceeds of a sale thereof to the Securities Transfer Agent, together with any Prohibited Distributions within three Business Days from the date the Corporation makes a demand for such surrender, then the Corporation may institute legal proceedings to compel such surrender.  If a Transfer is a Prohibited Transfer, but the Transfer did not result from a Transfer of Common Stock, the Substantial Stockholder or any person, entity or public group whose ownership of Common Stock is attributed to the Substantial Stockholder (collectively, the “Prohibited Party Group”) shall not be required to dispose of any interest that is not Common Stock, but shall be required to dispose of, and shall be deemed to have disposed of, a sufficient number of shares of Common Stock (which Common Stock shall be disposed of in the inverse order in which it was acquired by members of the Prohibited Party Group) to cause the Transfer, following such disposition, not to be a prohibited Transfer.  The

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Common Stock required to be so disposed of shall be considered Prohibited Stock and the certificates for such Prohibited Stock, together with any Prohibited Distributions thereon, shall be delivered to the Securities Transfer Agent for disposition by the Securities Transfer Agent in accordance with this paragraph (d) and paragraph (t) of this Section      .  The disposition of such Prohibited Stock by the Securities Transfer Agent shall be deemed to occur simultaneously with the Prohibited Transfer.

(e)           Treatment of Prohibited Transfers

No employee or agent of the Corporation shall record any Prohibited Transfer and the purported Transferee shall not be recognized as a stockholder of Prohibited Stock for any purpose whatsoever and shall not be entitled, with respect to such Prohibited Stock, to any rights of a stockholder of the Corporation, including, without limitation, the right to vote such Prohibited Stock or to receive dividend distributions, whether liquidating or otherwise, in respect thereof.  Once Prohibited Stock has been acquired in a Transfer that is not a Prohibited Transfer, the Prohibited Stock shall cease to be Prohibited Stock.

(1)           Proceeds of Prohibited Transfers

The Securities Transfer Agent shall apply any proceeds of a sale by it of Prohibited Stock (or, if the purported Transferee resold the Prohibited Stock before the Securities Transfer Agent could recover the Prohibited Stock from the Purported Transferee, the proceeds from such resale of the Prohibited Stock by the Purported Transferee), as follows:  (a) first, to reimburse itself for its costs and expenses in connection with its duties as Securities Transfer Agent hereunder; (b) second, from such proceeds as well as other funds available in the Prohibited Transfers Fund, to reimburse the purported Transferee for the amounts paid by the purported Transferee for the Prohibited Stock, and (c) third, to pay any remaining balance of such proceeds into a fund (the “Prohibited Transfers Fund”) that will hold all excess proceeds from sales of Prohibited Stock.  The Securities Transfer Agent shall be the disbursing agent of the Prohibited Transfers Fund, and such fund shall be used to reimburse purported Transferees for the amounts paid by the purported Transferees for Prohibited Stock.  At the end of the Restriction Period, any remaining amounts in the Prohibited Transfers Fund shall be paid to the U.S. Treasury Department.

(g)           An affirmative vote of two-thirds of the shareholders of the Corporation shall be required to amend these Transfer Restrictions if such amendment would impose additional restrictions, burdens or requirements on any Transfer of Common Stock.

(h)           Legend on Certificates

All certificates reflecting Common Stock of the Corporation on or after the Effective Date shall, until the end of the Restriction Period, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE [   ] OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED AND IN EFFECT FROM

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TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(i)            The Board of Directors of the Corporation shall have the power to determine, in its sole discretion, all matters related to this Section      of Article     , including matters necessary or desirable to administer or to determine compliance with this Section      of Article     .

(j)            Notice.  All notices and other communications provided for under this Article      shall be in writing and shall be delivered by overnight courier service, faxed, or e-mailed, if to the Corporation, by overnight delivery to its address at 1155 Perimeter Center West, Atlanta, Georgia 30338-5416, Attention: Corporate Secretary, with a copy to Vice President, Tax, by confirmed facsimile, to facsimile number 678-579-      to the attention of, or by email, to email address              .  If to a Transferee, by overnight delivery, confirmed facsimile or e-mail to address, facsimile number or e-mail address set forth in its Transferee Notice.  All such notices shall be deemed given when received by the Corporation or Transferee, as the case may be.

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